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                                            CONTACT:  John W. Scott 201/894-2837
                                              Vice President, Investor Relations

CPC INTERNATIONAL REPORTS 1993 EPS GROWTH OF 6.1%
4TH QUARTER EPS UP 6.5%
  ENGLEWOOD CLIFFS, NJ, FEBRUARY 7, 1994 -- CPC International today reported an increase in 1993 earnings per share of 6.1% to $2.95, compared to $2.78 in 1992, excluding from 1992 results the cumulative effect of changes in accounting principles and an environmental charge relating to discontinued non-food businesses. On the same basis, net income increased 5.6% to $454.5 million compared to $430.6 million in 1992. Operating income rose 4% to $883.3 million from $849.1 million in 1992, reflecting in part the positive effect in 1993 of a charge for an actuarial reevaluation of workers compensation liabilities taken in 1992.

  Contributing to the earnings improvement was a reduction in financing cost of $11.6 million, or 11.1%, resulting from lower borrowing levels and lower interest and exchange rates.

  CPC's worldwide sales of $6.7 billion advanced 2.1%, reflecting strong volume growth including acquisitions, but also the negative impact of unfavorable exchange rates for European currencies experienced throughout the year.





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Volume Growth Reflects Underlying Strength of Business
  Commenting of the year's results, C.R. Shoemate, chairman and chief executive officer said, "The underlying strength in our businesses is evident from CPC's volume growth of 5.7%, coming from all of our domestic and foreign divisions. It's also important to note that while CPC's European sales and earnings were lower in dollars, they were actually solidly higher in local currencies, in spite of the recessionary European economies. Our Latin American consumer foods operation had outstanding performance, demonstrating the benefits of our seventy-year presence in the region and the impact of recent economic reforms. CPC's Asian operations also performed very well. We are anticipating a continuation of our rapid growth in Asia."
  Looking ahead, Mr. Shoemate said, "With economies gradually improving here and in Europe, it's reasonable to expect that CPC's earnings growth rates can move toward and into the double digit as the year progresses. Of course, this assumes that European currencies will not weaken further than they have already done versus last year." Fourth Quarter EPS up 6.5%
  CPC's fourth quarter earnings per share rose 6.5% to $.82 compared to $.77 in the fourth quarter of 1992. Fourth quarter net income, on the same basis, rose 6.4% to $125.1 million from $117.6 million in 1992, while operating income advanced 3.3% to $244.7 million compared to $236.9 million in the same quarter last year. CPC's fourth quarter sales of $1.75 billion were 2.4% lower than





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last year, due to the lower values of European currencies compared to fourth quarter last year, despite good volume improvement. Operating Income from Consumer Foods up 3.8%
  The company's 1993 sales of consumer foods advanced 2.4% to $5.6 billion from $5.5 billion in 1992, and operating income was 3.8% higher than in the comparable period last year. While volumes gained a strong 6.2%, about half of which came from acquisitions, the unfavorable European exchange rates and lower margins restrained earnings growth significantly.
  Fourth quarter sales of consumer foods declined 3.9%, despite volume growth of 4.2%, and operating income was 1.9% lower.
  In 1993's highly price-competitive North American environment, sales of Best Foods were flat for the year, although volumes grew nearly 2% and operating income was 5.4% higher. The division's margin increased slightly, helped by effective cost cutting programs.
  Volumes of Hellmann's mayonnaise, Mazola corn oil, Knorr products, Mueller's pasta, and Thomas' English muffins all increased in 1993. Best Foods' successful introduction during the year of a number of new products under these brands and the geographic extension of others helped achieve the division's 2% volume growth. Skippy peanut butter volumes declined significantly in an intensely competitive category that also declined.
  For the fourth quarter, Best Foods reported a sales increase of 1.7% on a 1.5% volume gain, compared to fourth quarter 1992, and operating income was 4% higher.





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  CPC's 1993 European consumer foods results reflected the impact of recessions, which were particularly severe in the southern countries, and of the year-long unfavorable exchange situation. Also included in the results are the costs of an ongoing efficiency improvement program. For 1993, European sales declined 1.4%, and operating income was 8.4% lower. Volume growth of 5.5% came largely from acquisitions.
  European expansion during the year included establishment of a business in Russia; the adding of locally-produced Knorr products in Poland; the launch of Hellmann's mayonnaise in Poland; and the acquisition of a mayonnaise business in the Czech Republic and an additional business in Turkey.
  Fourth quarter European sales of consumer foods were 11.6% lower compared to the same period last year, and operating income was down 16%, all relating to weaker currencies.
  In Latin America, CPC's consumer foods business posted yet another record year. 1993 sales and operating income jumped 21% and 30%, respectively, on vigorous volume growth of 18%, aided by acquisitions. Fourth quarter sales advanced 8.3%, while operating income leapt 24% on volume and margin improvements.
  CPC's Asian sales rose 15% for the year, and operating income was up 13%.
CPC entered China during 1993, and is currently constructing plants in both China and Indonesia.
  Asian fourth quarter sales were 7.3% higher, but operating income declined 4.5%, as the division invested in development of its new and existing markets.





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Corn Refining Business Withstands Difficult North American Operating Conditions
  CPC's corn refining business was heavily impacted in 1993 by very difficult conditions in North America, but benefitted from strong performance in Latin America. For the business as a whole, sales advanced slightly, while operating income grew 1.2%, compared to 1992.
  North American corn refining was impacted by two unusual situations: the poor quality of 1992 corn, which made processing, in 1993, more difficult and costly; and the massive Midwestern floods, which seriously disrupted delivery of finished product.
  In the fourth quarter, recovery in North America, with stronger volumes and favorable pricing, and solid performance in Latin America resulted in sales and operating income growth of 6% and 31%, respectively.

ABOUT CPC INTERNATIONAL: With sales in 1993 of $6.7 billion, CPC International Inc. ranks as one of the 100 largest U.S. industrial companies. Consumer foods account for 83% of the company's total sales. CPC's products include Hellmann's and Best Foods mayonnaise, Mazola corn oil and margarine, Skippy peanut butter, Thomas' English muffins, Arnold breads, Mueller's pasta products, and Knorr products. CPC is one of the largest corn refiners. CPC International has operations in 58 countries.





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CPC INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(ALL FIGURES ARE IN THOUSANDS EXCEPT PER
SHARE AMOUNTS)

                          THREE MONTHS ENDED         TWELVE MONTHS ENDED
                             DECEMBER 31,                DECEMBER 31,
                        ----------------------      ---------------------
                          1993          1992*          1993         1992*
                       ----------    ----------     ----------   ----------
NET SALES              $1,747,881    $1,790,522     $6,738,021   $6,598,984
                        ---------     ---------      ---------    ---------
COST OF SALES           1,034,066     1,065,447      4,043,259    3,992,772
OPERATING EXPENSES        469,112       488,169      1,811,469    1,757,127
                        ---------     ---------      ---------    ---------
                        1,503,178     1,553,616      5,854,728    5,749,899
                        ---------     ---------      ---------    ---------
OPERATING INCOME          244,703       236,906        883,293      849,085
                        ---------     ---------      ---------    ---------

FINANCING COSTS            25,383        29,361         92,990      104,629
                        ---------     ---------      ---------    ---------

INCOME BEFORE INCOME
 TAXES                    219,320       207,545        790,303      744,456
 PROVISION FOR TAXES
 ON INCOME                 88,145        83,018        316,121      297,782
                        ---------     ---------      ---------    ---------
                          131,175       124,527        474,182      446,674
MINORITY STOCKHOLDERS'
 INTEREST                   6,038         6,931         19,712       16,106
                        ---------     ---------      ---------    ---------

INCOME FROM CONTINUING
 OPERATIONS               125,137       117,596        454,470      430,568
                        ---------     ---------      ---------    ---------
CHANGES IN ACCOUNTING
 PRINCIPLES NET OF
 TAXES                      --             --            --        (160,000)
LOSS FROM DISCONTINUED
 OPERATIONS, NET OF
 TAXES                      --          (46,800)         --         (46,800)
                        ---------     ---------      ---------    ---------

   NET INCOME          $  125,137    $   70,796     $  454,470   $  223,768
                        =========     =========      =========    =========

EARNINGS PER COMMON
 SHARE
INCOME FROM CONTINUING
 OPERATIONS**               $ .82         $ .77          $2.95       $2.78

CHANGES IN ACCOUNTING
 PRINCIPLES                    --            --             --       (1.06)

LOSS FROM DISCONTINUED
 OPERATIONS                    --          (.31)            --        (.31)
                            -----         -----          -----      ------
EARNINGS PER COMMON
 SHARE                      $ .82         $ .46          $2.95       $1.41
                            =====         =====          =====       =====

AVERAGE COMMON SHARES
 OUTSTANDING              150,039       151,819        150,398     151,212

CASH DIVIDENDS DECLARED
 PER COMMON SHARE           $ .32         $ .30          $1.28       $1.20

* RESTATED TO GIVE THE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES. ** REDUCED BY "ESOP" PREFERRED DIVIDENDS, NET OF TAXES.


ENGLEWOOD CLIFFS, NJ, FEBRUARY 7, 1994    JAMES E. HEALEY, COMPTROLLER



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